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                              [AMP Letterhead]


 September 2, 1998


 Fellow AMP Employees:

 Since our Town Meeting on August 24, I have been overwhelmed by your enthusiastic response to our profit improvement plan. And, on a personal note, many of you have taken the time to share your thoughts and ideas. You are very important to AMP, and I greatly appreciate your support.

 All of us at AMP also feel very good about the support we are getting from others, as well. AMP is well thought of by our customers, suppliers, local governments and communities wherever we do business.

 That was apparent on September 1 when AMP hosted a conference for the media, community and government leaders at headquarters in Harrisburg. The conference was attended by more than 80 leaders including: two members of the U.S. House of Representatives, six members of the Pennsylvania General Assembly, numerous county and local government officials, and representatives of charitable and cultural organizations.

 In my remarks, I thanked our friends for stepping forward to do everything possible to help keep AMP in Pennsylvania. I told them that we know best how to run our business and how we are committed to moving the company further and faster to unlock its value.

 At the conference, employees showed up with "AlliedSignal No!" buttons. I think they're great! They certainly sum up my attitude about the AlliedSignal tender offer.

 Another example of the strong support we are receiving is the statement made recently by Rick Santorum, one of Pennsylvania's U.S. senators. Senator Santorum said, "It would be a serious blow to the Pennsylvania economy to lose a major employer such as AMP. AMP's presence has been positively felt in Pennsylvania for many years, not only by the creation of thousands of high-quality jobs for Pennsylvanians, but through its long record of community involvement. I support AMP's decision to fight to stay in Pennsylvania and hope that the current situation can be resolved in the best interest of AMP employees and our state economy."

 We will be thanking all of our Pennsylvania friends and neighbors for their support in a number of ways including ads that will be appearing in newspapers throughout Central Pennsylvania.

 We will remind local leaders of the deep ties that AMP has to communities where we do business and of our commitment as an active and supportive corporate partner. We want to emphasize that the bond between AMP and Pennsylvania communities did not happen overnight; it developed over more than a half century.

 PERFORMANCE IMPROVEMENT PLAN UPDATE

 At the Town Meeting, I told you we would let you know as we make progress on implementing our plan. It's important that you know what we're doing, and we will continue to keep you informed as we move ahead.

 The plan is an important element of our strategy to make AMP even more competitive. It will bring greater value to our shareholders and make AMP a better, stronger company.
 My management team is completely focused on achieving the plan, and we are moving decisively.

 On September 1, we announced that we are ceasing production at the M/A-COM facility in Harlow, England, and consolidating manufacturing in Port Glasgow, Scotland, from two buildings to one. These actions will lower manufacturing costs and affect a number of employees through early retirement, attrition and layoffs.

 We are confident that our profit improvement plan will provide great value to all of AMP's constituencies, and you are an important part of making it happen. Your continued support is vital. Our customers depend on you. Stay focused and don't let up. AMP needs your support now more than ever.

 Sincerely,


 Robert Ripp
 Chairman and CEO



 Because AlliedSignal has stated that it will initiate a consent solicitation, the participant information in small print below is required under Securities and Exchange Commission rules:

 AMP and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to AlliedSignal's consent solicitation. The participants in this solicitation may include the directors of AMP (Ralph D. DeNunzio, Barbara H. Franklin, Joseph M. Hixon III, William J. Hudson, Jr., Joseph M. Magliochetti, Harold
 A. McInnes, Jerome J. Meyer, John C. Morley, Robert Ripp, Paul G. Schloemer and Takeo Shiina); the following executive officers of AMP: Robert Ripp (Chairman and Chief Executive Officer), William J. Hudson (Vice Chairman), James E. Marley (former Chairman), William S. Urkiel (Corporate Vice President and Chief Financial Officer), Herbert M. Cole (Senior Vice President for Operations), Juergen W. Gromer (Senior Vice President, Global Industry Busi-nesses), Richard P. Clark (Divisional Vice President, Global Wireless Products Group), Thomas DiClemente (Corporate Vice President and President, Europe, Middle East, Africa), Rudolf Gassner (Corporate Vice President and President, Global Personal Computer Division), Charles W. Goonrey (Corporate Vice President and General Legal Counsel), John E. Gurski (Corporate Vice President and Presi-dent, Global Value-Added Operations and President, Global Operations Division), David F. Henschel (Corporate Secretary), John H. Kegel (Corporate Vice President, Asia/Pacific), Mark E. Lang (Corporate Controller), Philippe Lemaitre (Corporate Vice President and Chief Technology Officer), Joseph C. Overbaugh (Corporate Treasurer), Nazario Proietto (Corporate Vice President and President, Global Consumer, Industrial and Power Technology Division); and the following other members of management and employees of AMP: Richard Skaare (Director, Corpo-rate Communication), Douglas Wilburne (Director, Investor Relations), Mary Rakoczy (Manager, Shareholder Services), Dorothy
 J. Hiller (Assistant Manager, Shareholder Services) and Melissa E. Witsil (Communications Assistant). As of the date of this communication, none of the foregoing participants individually benefi-cially own in excess of 1% of AMP's common stock or in the aggregate in excess of 2% of AMP's common stock.

 AMP has retained Credit Suisse First Boston Corporation ("CSFB") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as its financial advisors in connection with the AlliedSignal Offer, for which CSFB and DLJ will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, AMP has agreed to indemnify CSFB, DLJ and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. CSFB and DLJ are investment banking firms that provide a full range of financial services for institutional and individual clients. Neither CSFB nor DLJ admits that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Ex-change Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning either CSFB or DLJ. In connection with CSFB's role as financial advisor to AMP, CSFB and the following investment banking employees of CSFB may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of AMP: Alan Howard, Steven Koch, Scott Lindsay, and Lawrence Hamdan. In connection with DLJ's role as financial advisor to AMP, DLJ and the following investment banking employees of DLJ may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of AMP: Douglas V. Brown and Herald L. Ritch. In the normal course of its business, each of CSFB and DLJ regularly buy and sell securities issued by AMP for its own account and for the accounts of its customers, which transactions may result in CSFB, DLJ or the associates of either of them having a net "long" or net "short" position in AMP securities, or option contracts or other derivatives in or relating to such securities. As of September 1, 1998, DLJ held no shares of AMP common stock for its own account and CSFB had a net long position of 118,566 shares of AMP common stock.